Viragen Requests Hearing to Appeal AMEX Notice of Delisting

PLANTATION, FLORIDA – May 24, 2007 – Viragen, Inc. (AMEX: “VRA”; “VRA.U”; “VRA.WS”) today announced that the Company has appealed the delisting notice it received from the American Stock Exchange (Amex) indicating that Viragen no longer complies with the Amex’s continued listing standards, and that its securities are, therefore, subject to being delisted from Amex. As part of the appeal process, Viragen has requested a hearing before an Amex Listing Qualifications Panel, with the hearing expected to take place within the next 45 days.

Viragen’s securities will continue to trade on Amex pending the hearing panel’s determination, however, there can be no assurance the Company’s request for continued listing will be granted.

If Viragen’s common shares, units and warrants are delisted from Amex, the Company believes its securities are eligible to continue trading on the Over-the-Counter Bulletin Board.

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product portfolio includes: Multiferon® (multi-subtype, human alpha interferon) which is uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, and other select cancers and infectious diseases; VG102, a novel monoclonal antibody that binds selectively to an antigen that is significantly over-expressed on nearly all malignant tumors; VG106, a novel cytokine targeting difficult-to-treat cancers; and The OVA™ System, a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414